Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF INNOVATIVE SOLUTIONS AND SUPPORT, INC.

The Amended and Restated Articles of Incorporation of Innovative Solutions and Support, Inc. (the “Corporation”) are as follows:

FIRST.   The name of the Corporation is Innovative Solutions and Support, Inc.

SECOND.  The address of the Corporation’s registered office in the Commonwealth of Pennsylvania and the county of venue is 720 Pennsylvania Drive, Exton, PA 19341, (Chester County).

THIRD.   The Corporation is incorporated under the provisions of the Business Corporation Law of 1988.

FOURTH.   A.   The aggregate number of shares for which the Corporation shall have authority to issue is 85,000,000, of which 75,000,000 shall be designated as Common Stock, par value $0.001 per share, and 10,000,000 shall be designated as Preferred Stock, par value $0.001 per share.

The Board of Directors may issue in one or more class or series, or both, shares of Preferred Stock, with full, limited, multiple, fractional or no voting rights, and with such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights or other special or relative rights as shall be fixed from time to time by the Board of Directors.

B.   Of the 10,000,000 shares of Preferred Stock authorized by this Corporation, 200,000 shares shall be designated as Series A Convertible Preferred Stock with a par value of $.001 per share (“Series A Preferred Stock”), which shall have such rights, preferences and characteristics in relation to the Common Stock as set forth below:

(1)   Voting Rights.

(a)   Voting in General.   The holders of Common Stock shall be entitled to one vote per share of Common Stock on all matters on which shareholders are entitled to vote thereon. Except as expressly provided by law, the holders of Series A Preferred Stock shall have full voting rights and powers; they shall be entitled to vote on all matters as to which holders of Common Stock shall be entitled to vote, and shall vote together with the holders of Common Stock and not separately as one class, and they shall be entitled to one vote for each share of Common Stock into which each share of Series A Preferred Stock may be converted in accordance with subsection B(4) herein, as adjusted from time to time as provided in Section 4 hereof.

(b)   Super Majority Voting.   Notwithstanding anything herein contained to the contrary, the affirmative vote of the holders of not less than sixty-five percent (65%) of the Series A Preferred Stock and Common Stock then issued and outstanding and voting as a single class shall be required for: (i) any merger, consolidation or sale of all or substantially all of the assets of the Corporation; (ii) any acquisition of the capital stock of another entity as a result of which such entity’s financial results of operations are required by generally accepted accounting principles to be consolidated with the financial results of operations of the Corporation, or the acquisition of all or substantially all of the assets of another entity; (iii) any issuance by the Corporation of non-trade funded indebtedness or the issuance by the Corporation of capital stock for a consideration per share which is less than the fair market value of the capital stock as determined in good faith by the Board of Directors; (iv) any amendment to the Corporation’s Articles of Incorporation, as amended after the date hereof; and (v) the authorization by the Corporation of a class or Series of capital stock having rights and preferences which are pari passu with or superior to the rights and preferences of the Series A Preferred Stock.

(2)   Dividends.   The holders of the Common Stock and the holders of the Series A Preferred Stock shall be entitled to receive, when and as declared in the discretion of the Board of Directors, such cash dividends as the Board of Directors may from time to time determine out of funds that are legally available therefor; provided, however, that no cash dividends shall be declared or paid on one class of capital stock unless parallel action shall be taken simultaneously therewith with respect to the other class of capital stock.

(3)   Preemptive Rights; No Cumulative Voting.   Shareholders shall not have preemptive rights to purchase additional shares of capital stock (except as may be expressly set forth in a separate agreement between the Corporation and one or more holders of the Series A Preferred Stock) and shall not have the right to vote cumulatively in the election of directors.

(4)   Conversion.   The holders of Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)   Right to Convert.   Each share Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $24.00 (the “Original Series A Issue Price”) by the Conversion Price (as defined below) in effect at the time of conversion. The conversion price at which shares of Common Stock shall be deliverable upon conversion of Series A Preferred Stock without the payment of additional consideration by the holder thereof (the “Conversion Price”) shall initially be $2.40 per share. Such initial Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

In the event of a liquidation of the Corporation, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series A Preferred Stock.

(b)   Fractional Shares.   No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

(c)   Mechanics of Conversion.

(i)   In order for a holder of Series A Preferred Stock to convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock, at the principal office of the Corporation, together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the Corporation shall be the conversion date (“Conversion Date”). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series A Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

(ii)   The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

(iii)   On the Conversion Date, all shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange thereof.

(iv)   If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may at the option of any holder tendering Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of the sale of securities.

(d)   Adjustments to Conversion Price for Diluting Issues.

(i)   Special Definitions.   For purposes of this Section 4(d), the following definitions shall apply:

(A)   “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, excluding rights or options to acquire shares of Common Stock now or hereafter granted to employees and officers of the Corporation as part of the compensation payable to such employees and officers.

(B)   “Original Issue Date” shall mean the date on which a share of Series A Preferred Stock was first issued.

(C)   “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

(D)   “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 4(d)(iii) below, deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

(I)   upon the conversion of shares of Series A Preferred Stock or as a dividend or distribution on Series A Preferred Stock; or

(II)   upon the exercise of options excluded from the definition of “Option” in Section 4(d)(i)(A).

(ii)   No Adjustment of Conversion Price.   No adjustment in the number of shares of Common Stock into which the Series A Preferred Stock is convertible shall be made pursuant to this Section 4(d) unless the consideration per share (determined pursuant to Section 4(d)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Shares

(iii)   Issue of Securities Deemed Issue of Additional Shares of Common Stock.   If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of

Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(d)(v) hereof) of such Additional Shares of Common Stock would be less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any suchcase in which Additional Shares of Common Stock are deemed to be issued:

(A)   No further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B)   If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustment based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C)   No readjustment pursuant to clause (B) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price resulting from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

(D)   If any Option or conversion privilege represented by a Convertible Security shall expire or terminate without having been exercised, the Conversion Price adjusted upon the issuance of such Option or Convertible Security shall be readjusted to the Conversion Price that would have been in effect had the Option or Convertible Security not been issued; provided, however, that nothing contained in this subsection (D) shall in any way whatsoever have an effect upon any Common Stock which has been issued upon conversion of the Series A Preferred Stock prior to such readjustment;

(E)   In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment which was made upon the issuance of such

Option or Convertible Security not exercised or converted prior to such change been made upon the basis of such change, but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise or conversion of any such Option or Convertible Security.

(iv)   Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.   Subject to the provisions of Section 4(d)(ii) above, in the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(d)(iii), but excluding shares issued as a dividend or distribution as provided in Section 4(f) or upon a stock split or combination as provided in Section 4(e) and excluding shares of Common Stock issuable upon the exercise of Options or the conversion or exchange of Convertible Securities as contemplated by Section 4(d)(iii)), without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued.

Notwithstanding the foregoing, the applicable Conversion Price shall not be reduced at such time if the amount of such reduction would be an amount less than $.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $.01 or more.

(v)   Determination of Consideration.   For purposes of this Section 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A)   Cash and Property.   Such consideration shall:

(I)   insofar as it consists of cash, be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends;

(II)   insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(III)   in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.

(B)   Options and Convertible Securities.   The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing:

(x)   the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(y)   the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e)   Adjustment for Stock Splits and Combinations.   If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f)   Adjustment for Certain Dividends and Distributions.   In the event the Corporation at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(x)   the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(y)   the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subSection as of the time of actual payment of such dividends or distributions.

(g)   Adjustments for Other Dividends and Distributions.   In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event to and including the Conversion Date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period, under this paragraph with respect to the rights of the holders of Series A Preferred Stock.

(h)   Adjustment for Reclassification, Exchange or Substitution.   If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise, (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of such share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(i)   Adjustment for Merger or Reorganization, Etc.   In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation (other than a consolidation, merger or sale which is treated as a liquidation pursuant to Section 6), each share of Series A Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions set forth in this Section 4 with respect to the rights and interest thereafter of the holders of Series A Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

(j)   No Impairment.   The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series A Preferred Stock against impairment.

(k)   Certificate as to Adjustments.   Upon the occurrence of each adjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments, (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series A Preferred Stock.

(l)   Notice of Record Date.   In the event:

(i)   that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

(ii)   that the Corporation subdivides or combines its outstanding shares of Common Stock;

(iii)   of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

(iv)   of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed at its principal office and shall cause to be mailed to the holders of Series A Preferred Stock at their last addresses as shown on the records of the Corporation, at least 10 days prior to the record date specified in (A) below or 10 days before the date specified in (B) below, a notice stating:

(A)   the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

(B)   the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

(m)   Notices.   Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation.

(5)   Mandatory Conversion.

(a)   Mandatory Conversion Right.   All holders of shares of Series A Preferred Stock then outstanding shall convert their shares of Series A Preferred Stock into shares of Common Stock, at the then effective conversion rate pursuant to Section 4, upon (i) the agreement of the holders of at least 65% of the outstanding shares of Series A Preferred Stock that all of the Series A Preferred Stock shall be converted into shares of Common Stock, or (ii) upon the closing of the sale of shares of Common Stock in a public offering of the registration statement under the Securities Act of 1933, as amended (other than a public offering in connection with the offer and sale of Common Stock pursuant to a stock option plan, employee benefit plan or similar plan), where the aggregate sales price of such securities (before deduction of underwriting discounts, commissions and expenses of sale) is not less than $10,000,000, and the accreted value per share of the Series A Preferred Stock then outstanding, giving effect to the public offering, is at least $10.00, subject to adjustment to reflect stock splits, reverse stock splits or combinations.

(b)   Procedure.   All holders of record of shares of Series A Preferred Stock will be given at least 10 days’ prior written notice of the date fixed and the place designated for mandatory conversion of all such shares of Series A Preferred Stock pursuant to this Section 5. Such notice will be sent by first class certified or registered mail, postage prepaid, to each record holder of Series A Preferred Stock at such holder’s address last shown on the records of the Corporation for the Series A Preferred Stock. On or before the date fixed for conversion, each holder of shares of Series A Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 5. On the date fixed for conversion, all rights with respect to the Series A Preferred Stock so converted, including the rights, if any, to receive notices and vote, will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series A Preferred Stock has been converted (and cash with respect to any fraction of a share as provided in Section 4(b)). If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly authorized in writing. As soon as practicable after the date of such mandatory conversion and the surrender of the certificate or certificates for Series A Preferred Stock, the Corporation shall cause to be issued and delivered to such holder a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions thereof and cash as provided in Section 4(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(c)   Retirement and Cancellation of Shares.   All certificates evidencing shares of Series A Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and cancelled and the shares of Series A Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.

(6)   Liquidation Rights.   In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation (which for purposes of this subSection (B)5 shall include a sale of all or substantially all of the assets of the Corporation or a merger, consolidation or other corporate reorganization as a result of which the Corporation is not the surviving entity), the holders of Series A Preferred Stock shall be entitled to receive, after payment by the Corporation of all sums due creditors, an amount equal to Twenty-Four Dollars ($24.00) per share plus all declared but unpaid dividends before any amount shall be paid to holders of Common Stock. If the assets and funds thus distributable among the holders of Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series A Preferred Stock in proportion to the amount of such stock owned by each such holder. After such payment shall have been made in full to the holders of Series A Preferred Stock, the holders of Common Stock and Series A Preferred Stock shall be entitled to receive the remaining assets and funds of the Corporation in proportion to the number of shares of Common Stock held by holders of Common Stock, and the number of shares of Common Stock held by holders of Series A Preferred Stock assuming the Series A Preferred Stock had been converted into Common Stock immediately prior to the liquidation, dissolution or winding up of the Corporation.

FIFTH.   The shareholders of the Corporation shall not have the right to cumulate their shares in voting for the election of directors.

SIXTH.   Subchapter E (Sections 2541 through 2548), Subchapter G (Sections 2561 through 2568) and Subchapter H (Section 2571 through 2578) of the Pennsylvania Business Corporation Law, as amended, shall not be applicable to the Corporation.

SEVENTH.  In accordance with Section 1528(f) of Pennsylvania’s Business Corporation Law, all shares of each class and series may be certificated or uncertificated, except as may be expressly provided in the terms of any class or series.  The rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.